Exhibit 99.1

Bulldog Technologies is Proud to Announce Accomplished International Businessman, Bertrand Huchberger, Joins Board of Advisors to Assist Bulldog in Expansion through Europe

RICHMOND, British Columbia, November 23, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD), premier international provider of wireless security solutions and sensor networks that monitor, track and secure assets in the global supply chain, announces today that prominent business man, defense consultant and international aerospace and electronics pioneer, Bertrand Huchberger has joined Bulldog’s Advisory Board.

Mr. Huchberger’s presence as a permanent guiding force within Bulldog Technologies’ management structure is expected to provide top-level access to key decision makers in North American and European political and business circles.

In addition to his US Air Force military career and subsequent private sector success, Huchberger holds an Engineering Degree from the US Naval Academy, an MS in Computer Science from the Georgia Institute of Technology and an MBA in Management & Marketing from Utah State. He is fluent in the French, Italian, German and Swedish languages.

Mr. Huchberger has proficiencies as an international business consultant, providing business strategy and development services in the areas of Defense, International Telecom, IT and Aerospace. A declassified client list includes such giants as Comsat, Contel/American Satellite, Harris Systems International, United Technologies Corp., Imperial Chemical Industries, Sagem, Sikorski Aircraft, Norden Systems, Westinghouse Electronic Systems, Hewlett Packard, Lockheed Martin, Oracle AG, BroadNet Europe, Spacelink International and L-3 Communications.

About Bulldog Technologies

Bulldog Technologies Inc. is a leading provider of wireless security solutions and sensor networks.  The Company researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSS™ (Bulldog Online Security Solution) devices and solutions for use in the supply chain, focusing on the cargo transportation and storage industry.

Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact Information:

Press Contact

Jan Roscovich

Bulldog Technologies Inc.

Telephone: 604.271.8656

Email: jroscovich@bulldog-tech.com

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward- looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Bulldog Technologies Inc. undertakes no obligation to update such statements.